As filed with the Securities and Exchange Commission on March 4, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tesoro Corporation

and Other Registrants

(see Table of Additional Registrants below)

(Exact name of registrant as specified in its charter)

Delaware	95-0862768
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles S. Parrish, Esq.

Tesoro Corporation

Executive Vice President, General Counsel and Secretary

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth B. Wallach, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Douglas S. Horowitz, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price	Amount of registration fee
Senior Notes	(1)	(2)
Subsidiary guarantees of Senior Notes	(3)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate principal amount of Senior Notes is being registered as may from time to time be sold at indeterminate prices.
(2)	Since an unspecified amount of securities registered herein will be offered pursuant to an automatic shelf registration statement, the issuer has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.
(3)	In accordance with Rule 457(n), no separate fee is payable with respect to the Subsidiary Guarantees.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter/Constituent Documents	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Carson Cogeneration Company	Delaware	95-4611256
Gold Star Maritime Company	Delaware	74-2886469
Tesoro Alaska Company	Delaware	94-1646130
Tesoro Aviation Company	Delaware	74-2922277
Tesoro Companies, Inc.	Delaware	74-2385513
Tesoro Environmental Resources Company	Delaware	74-1956314
Tesoro Far East Maritime Company	Delaware	74-2886469
Tesoro Insurance Holding Company	Delaware	46-1405440
Tesoro Maritime Company	Delaware	74-2886466
Tesoro Northstore Company	Alaska	92-0098209
Tesoro Refining & Marketing Company LLC	Delaware	76-0489496
Tesoro Renewables Company LLC	Delaware	46-3678549
Tesoro Sierra Properties, LLC	Delaware	36-4606745
Tesoro SoCal Cogen Company LLC	Delaware	46-2314944
Tesoro South Coast Company, LLC	Delaware	37-1541638
Tesoro Trading Company	Delaware	75-3025497
Tesoro Wasatch, LLC	Delaware	74-3009694
Tesoro West Coast Company, LLC	Delaware	35-2295010
Trans-Foreland Pipeline Company LLC	Delaware	46-3835502
Treasure Franchise Company LLC	Delaware	35-2461226
Uinta Express Pipeline Company LLC	Delaware	46-3663328

The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is shown on the cover page of this Registration Statement on Form S-3.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Preliminary Prospectus dated March 4, 2014

PROSPECTUS	CONFIDENTIAL

Tesoro Corporation

$300,000,000

    % Senior Notes due 2024

The Company:

•	We are one of the largest independent petroleum refining and marketing companies in the western United States.

The Offering:

•	Offered Securities: We are offering $300,000,000 aggregate principal amount of % Senior Notes due 2024 (the “notes”).

•

Use of Proceeds: The proceeds from the offering of the notes, together with cash on hand, will be used to fund the redemption of our 9.750% senior notes due 2019 (the “2019 Notes”), as described under “Summary—Related transaction,” and to pay any fees and expenses related to the offering of the notes.

The Senior Notes:

•	Maturity: The notes will mature on , 2024.

•	Interest Payments: The notes will pay interest semi-annually in arrears on and of each year, commencing on , 2014.

•	Guarantees: The notes will be guaranteed on a senior unsecured basis by substantially all of our existing and future domestic subsidiaries that have guaranteed our credit facilities.

•

Ranking: The notes will be general senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior indebtedness, including our 4.250% senior notes due 2017, of which $450 million aggregate principal amount remains outstanding (the “2017 Notes”), our 5.375% senior notes due 2022, of which $475 million aggregate principal amount remains outstanding (the “2022 Notes,” and, together with the 2017 Notes, the “Existing Senior Notes”), amounts outstanding under our revolving credit facility and our term loan credit facility, and any reimbursement obligations outstanding under our letter of credit facilities. The notes will rank senior to any future subordinated indebtedness we may incur. The notes will be effectively junior to all of our existing and future secured indebtedness, including amounts outstanding under our revolving credit facility and our term loan facility and any reimbursement obligations outstanding under our letter of credit facilities, in each case, to the extent of the collateral securing such indebtedness.

The guarantees will rank equal in right of payment with the existing and future senior indebtedness of the guarantors, including the guarantees of the Existing Senior Notes, our revolving credit facility, our term loan credit facility and reimbursement obligations under our letter of credit facilities, and will rank senior to any future subordinated indebtedness the guarantors may incur.

•

Optional Redemption: At any time prior to                     , 2019, we may redeem some or all of the notes at a “make-whole” redemption price. On or after                     , 2019, we may redeem some or all of the notes at the redemption prices set forth under “Description of the notes—Optional redemption.” In addition, at any time prior to                     , 2017, we may redeem up to 35% of the notes with the proceeds we receive from certain equity offerings at the price set forth under “Description of the notes—Optional redemption.”

•

Repurchase at the Option of the Holder: We must offer to purchase the notes if we experience specific kinds of changes of control under certain circumstances. See “Description of the notes—Repurchase at the option of holders.”

Investing in the notes involves risks. See “Risk factors” on page 17.

	Per note		Total
Public Offering Price(1)		%	$
Underwriting Discounts and Commissions		%	$
Proceeds to Tesoro Corporation(1)		%	$

(1)	Plus accrued interest, if any, from , 2014.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes to purchasers will be made on or about                     , 2014 in book entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

RBS	J.P. Morgan	Deutsche Bank Securities	Mitsubishi UFJ Securities

Co-Managers

Mizuho Securities	Natixis

The date of this prospectus is                     , 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Material United States federal income tax consequences	65

Certain ERISA considerations	70

Underwriting	72

Legal matters	75

Experts	75

Where you can find more information	75

Incorporation by reference	76

We expect delivery of the notes will be made against payment therefor on or about                 , 2014, which is the          business day following the date of the pricing of the notes (such settlement being referred to as “T+     ”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next          succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

i

Summary

The following summary highlights selected information contained or incorporated by reference in this prospectus and is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and related notes contained or incorporated by reference in this prospectus, including the matters discussed under the caption “Risk factors.” The terms “Tesoro”, “we”, “our” and “us”, except as otherwise indicated in this prospectus or as the context otherwise indicates, refer to Tesoro Corporation and its subsidiaries.

The Company

We are one of the largest independent petroleum refining and marketing companies in the western United States. Our subsidiaries, operating through three business segments, primarily transport crude oil and manufacture, transport and sell transportation fuels. Our refining operating segment, which owns and operates six refineries in the western United States, refines crude oil and other feedstocks into transportation fuels, such as gasoline and gasoline blendstocks, jet fuel and diesel fuel, as well as heavy fuel oils and other residual products, for sale in wholesale and bulk markets to a wide variety of customers within our markets. As of December 31, 2013, we began reporting the logistics assets and operations of Tesoro Logistics LP (“TLLP”) as a separate operating segment. In previous periods, when certain quantitative thresholds had not been met, TLLP’s assets and operations were presented within our refining operating segment. TLLP’s assets and operations include certain crude oil gathering assets and crude oil and refined products terminalling and transportation assets acquired from Tesoro and third parties. Our retail operating segment sells transportation fuels and convenience store products in 17 states through a network of 2,264 retail stations, under the Tesoro®, Shell®, ARCO®, Exxon®, Mobil® and USA GasolineTM brands.

Refining

We currently own and operate six petroleum refineries located in the western United States and sell transportation fuels to a wide variety of customers. During 2013, we acquired BP’s integrated Southern California refining, marketing and logistics business (the “Los Angeles Acquisition”), which included the 266 thousand barrels per day (“Mbpd”) Carson refinery. On September 25, 2013, we completed the sale of all our interest in Tesoro Hawaii, LLC, which operated a 94 Mbpd Hawaii refinery, retail stations, and associated logistics assets (the “Hawaii Business”). As such, we have excluded the Hawaii operations from the refining operating data for all periods presented throughout this prospectus.

Our refineries produce the majority of the transportation fuels that we sell. Our six refineries have a combined crude oil capacity of 850 Mbpd. Crude oil capacity and throughput of crude oil and other feedstocks by refinery are as follows:

		Throughput (Mbpd)
	Crude oil capacity (mbpd)	Year ended December 31,
Refinery		2011	2012	2013

California
Martinez	166	140	138	155
Los Angeles(a)	363	101	104	267

Pacific Northwest
Washington	120	98	107	100
Alaska	72	55	48	56

Mid-Continent
North Dakota	71	59	64	68
Utah	58	55	56	51

Total(b)	850	508	517	697

(a)	We are integrating the operations of our Wilmington and Carson refineries and refer to the combined facility as the Los Angeles refinery. The 2013 throughput includes processing at the Carson refinery beginning on June 1, 2013, the date of acquisition.

(b)	See discussion regarding changes in total refining throughput in Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference herein.

California refineries

Los Angeles

We completed the Los Angeles Acquisition on June 1, 2013. The acquired assets include the 266 Mbpd Carson refinery located adjacent to our Wilmington refinery, related marine terminals, land terminals and pipelines. The assets also include the ARCO® brand and associated registered trademarks, as well as a master franchisee license for the ampm® convenience store brand and the supply rights to stations in central and southern California, Nevada and Arizona. Additionally, we acquired an anode coke calcining operation and a 51% ownership in the Watson cogeneration facility, both located at the Carson refinery. Subsequent to the closing of the acquisition, TLLP acquired from us the majority of the logistics assets included in the Los Angeles Acquisition. We are integrating our Wilmington and Carson refineries and refer to the combined facility as the Los Angeles refinery.

We expect to realize significant operational synergies from the Los Angeles Acquisition through the integrated crude oil supply, enhanced optimization of intermediate feedstocks and product distribution costs, improvements in light product yields and reductions in manufacturing costs and stationary source air emissions.

Refining.    Our 363 Mbpd Los Angeles refinery is located in the Carson-Wilmington area of California on approximately 930 acres about 20 miles south of Los Angeles. We sourced crude oil for our Los Angeles refinery from California, Alaska and foreign locations in 2013. The Los Angeles refinery also processes intermediate feedstocks. The refinery’s major processing units include crude distillation, vacuum distillation, delayed coking, hydrocracking, naphtha reforming, hydrotreating, fluid catalytic cracking, butane isomerization and alkylation. The refinery produces a high proportion of transportation fuels, including California Air Resources Board (“CARB”) gasoline and CARB diesel fuel, as well as conventional gasoline, diesel fuel and jet fuel. The refinery also produces heavy fuel oils, liquefied petroleum gas, petroleum coke, calcined coke and electricity.

Transportation.    We receive crude oil and other feedstocks and ship refined products through the Long Beach marine terminals operated by TLLP, which are located on land leased by us or owned by TLLP. Our Los Angeles refinery can also receive crude oil from the San Joaquin Valley and the Los Angeles Basin via pipeline.

We distribute refined products through TLLP and third-party terminals and pipelines in our market areas and through purchases and exchange arrangements with other refining and marketing companies. We store our refined products at TLLP and third-party terminals in Southern California, the majority of which have marine access.

Martinez

Refining.    Our 166 Mbpd Martinez refinery is located in Martinez, California on approximately 2,200 acres about 30 miles east of San Francisco. We sourced crude oil for our Martinez refinery from California, South America and other foreign and domestic locations in 2013. We also supplied the refinery with Bakken crude oil and intermediate feedstocks. The refinery’s major processing units include crude distillation, vacuum distillation, delayed coking, hydrocracking, naphtha reforming, hydrotreating, fluid catalytic cracking and alkylation units. The refinery produces a high proportion of transportation fuels, including CARB gasoline and CARB diesel fuel, as well as conventional gasoline and diesel fuel. The refinery also produces liquefied petroleum gas and petroleum coke.

Transportation.    We receive crude oil through a marine terminal owned by TLLP, which is located on land leased by us near our Martinez refinery. We lease additional land for a second marine terminal owned by us, which includes a dock and related pipelines and receives refined products from the refinery through interconnecting pipelines for delivery to third-party marine vessels. These facilities provide access through the San Francisco Bay, enabling us to ship and receive refined products and receive crude oil. In addition, we receive California crude oil via third-party pipelines. Liquefied petroleum gases are transported via truck or rail. The refinery can also store, receive or ship crude oil and refined products through a nearby third-party marine terminal.

We operate a refined products terminal at our Martinez refinery, which includes a truck loading rack with three loading bays that allows us to receive refined products through interconnecting pipelines from the refinery and ship refined products blended with available renewable fuels via trucks. We also distribute refined products through TLLP and third-party terminals in our market areas and purchase and exchange arrangements with other refining and marketing companies.

Pacific Northwest refineries

Washington

Refining.    Our 120 Mbpd Anacortes, Washington refinery is located in northwest Washington on approximately 950 acres about 70 miles north of Seattle. We supplied the Washington refinery with significant amounts of Bakken and Canadian crude oil, with the balance sourced from Alaska and non-Canadian foreign locations during 2013. We also supplied the refinery with intermediate feedstocks produced by some of our other refineries or purchased in the spot market. The refinery’s major processing units include crude distillation, vacuum distillation, deasphalting, naphtha reforming, hydrotreating, fluid catalytic cracking, butane isomerization and alkylation units, which enable us to produce a high proportion of transportation fuels such as gasoline including conventional and CARB gasoline, diesel fuel and jet fuel. The refinery also produces heavy fuel oils and liquefied petroleum gas.

Transportation.    Our Washington refinery receives Canadian crude oil through a third-party pipeline originating in Edmonton, Alberta, Canada. Bakken crude oil is received through TLLP’s crude oil rail car unloading facility, currently permitted to receive up to 50 Mbpd, located adjacent to the refinery. We also receive crude oil and other feedstocks through our Washington refinery’s crude oil and refined products marine terminal, which includes four storage tanks for crude and heavy products. Butanes and crude oil are received via rail, and propane is transported via rail and truck from the refinery.

The refinery ships gasoline, jet fuel and diesel fuel through a third-party pipeline system, which serves western Washington and Oregon. We also deliver refined products through our marine terminal via ships and barges to West Coast and other Pacific Rim markets. We operate truck terminals for distillates and propane produced at our Washington refinery and a refined products marine terminal at Port Angeles, Washington, which is supplied primarily by our refinery. We also distribute refined products through TLLP and third-party terminals in our market areas, and purchase and exchange arrangements with other refining and marketing companies.

Alaska

Refining.    Our 72 Mbpd Alaska refinery is located on the Cook Inlet near Kenai on approximately 450 acres about 60 miles southwest of Anchorage. We primarily sourced crude oil for our Alaska refinery from Alaska, supplemented by Bakken crude oil and intermediate feedstocks in 2013. The refinery’s major processing units include crude distillation, vacuum distillation, distillate hydrocracking, hydrotreating, naphtha reforming, diesel desulfurizing and light naphtha isomerization units, which produce transportation fuels, including gasoline and gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heating oil, heavy fuel oils, liquefied petroleum gas and asphalt.

Transportation.    We receive crude oil into our Kenai marine terminal, which includes a single-berth dock and storage facility with five crude oil storage tanks; we also receive crude oil by tanker and through our owned and operated crude oil pipeline. We operate a 4-mile crude oil pipeline from the Middle Ground Shoals on the east side of Cook Inlet. We also own and operate a common-carrier refined products pipeline that runs from the Alaska refinery to TLLP and third-party terminal facilities in Anchorage and to the Anchorage International Airport. This 69-mile pipeline has the capacity to transport approximately 48 Mbpd of refined products and allows us to transport gasoline, diesel fuel and jet fuel. Both of our owned pipelines are regulated by various state and local agencies. We also deliver refined products through our Kenai marine terminal and from the Port of Anchorage marine facility to customers via ships and barges.

We operate a refined products terminal at Nikiski, which includes a truck loading rack with two loading bays and six above-ground refined products storage tanks, and is supplied by our Alaska refinery. Additionally, our Alaska refinery supplies fuels to TLLP’s Anchorage terminal. We also distribute refined products through a third-party terminal, which is supplied through an exchange arrangement with another refining company.

Mid-Continent refineries

North Dakota

Refining.    Our 71 Mbpd North Dakota refinery is located on the Missouri River near Mandan on approximately 950 acres. We supply our North Dakota refinery primarily with Bakken crude oil. The refinery’s major processing units include crude distillation, fluid catalytic cracking, naphtha reforming, hydrotreating and alkylation units, which produce transportation fuels, including gasoline, diesel fuel and jet fuel, as well as other products, including heavy fuel oils and liquefied petroleum gas.

Transportation.    Our North Dakota refinery’s crude oil supply is gathered and transported to us by TLLP’s crude oil gathering system (the “High Plains System”). This system includes both pipeline and truck gathering operations.

We distribute a significant portion of our refinery’s production through a third-party refined products pipeline system, which serves various areas from Mandan, North Dakota to Minneapolis, Minnesota. Most of the gasoline and distillate products from our refinery can be shipped through that pipeline system to third-party terminals. We also distribute our refined products through TLLP’s terminal at our North Dakota refinery and other third-party terminals in our market area.

Utah

Refining.    Our 58 Mbpd Utah refinery is located in Salt Lake City on approximately 150 acres. We primarily sourced our crude oil for our Utah refinery from Wyoming, Utah and Colorado in 2013. We also supplied the refinery with intermediate feedstocks produced by some of our other refineries or purchased in the spot market. The refinery’s major processing units include crude distillation, fluid catalytic cracking, naphtha reforming, hydrotreating and alkylation units, which produce transportation fuels, including gasoline, diesel fuel and jet fuel, as well as other products, including heavy fuel oils and liquefied petroleum gas. We are making capital improvements to the Utah refinery designed to improve yields of gasoline and diesel fuel, improve the flexibility of processing crude feedstocks, and increase throughput capacity by 4 Mbpd. The first phase of this project was completed in 2013, which increased our capacity to process local waxy crude oil to 17 Mbpd, and the second phase is expected to be completed in 2015.

Transportation.    Our Utah refinery receives crude oil from third-party pipelines from oil fields in Utah, Colorado and Wyoming. We use trucks to supply the remainder of our Utah refinery’s crude oil requirements. We distribute the refinery’s production through a system of terminals and pipelines owned and operated by TLLP, primarily in Utah, Idaho and eastern Washington.

Hawaii business

On September 25, 2013, we completed the sale of the Hawaii Business. We received gross proceeds of $539 million, including $75 million from the sale of assets and $464 million from the sale of inventory and other net working capital. Additional contingent consideration includes an earnout arrangement payable over three years for an aggregate amount of up to $40 million based on future gross margins. Any income related to the earnout arrangement will not be recorded until it is considered realized. We have also agreed to indemnify the purchaser for up to $15 million of environmental remediation costs related to the Hawaii Business, subject to limitations described in the purchase agreement, and also retained the responsibility for resolving allegations that we violated certain Clean Air Act regulations at the Hawaii refinery prior to its sale. We recognized a gain of approximately $81 million, including a $17 million curtailment gain related to the remeasurement of our pension and other postretirement benefit obligations as a result of the sale of the Hawaii Business.

Wholesale marketing and refined product distribution

Our retail network provides a committed outlet for the majority of the gasoline produced by our refineries; however, we also sell gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy fuel oils and residual products in both the bulk and wholesale markets in the western United States. We also export gasoline and diesel fuel to certain foreign markets. We currently sell over 330 Mbpd in the wholesale market primarily through independent unbranded distributors that sell refined products purchased from us through approximately 80 owned, TLLP and third-party terminals. Our bulk sales are primarily to independent unbranded distributors, other refining and marketing companies, utilities, railroads, airlines and marine and industrial end-users. These products are primarily distributed by TLLP and third-party pipelines, ships, barges, rail cars and trucks. Our sales include refined products that we manufacture, purchase or receive through exchange arrangements.

TLLP

TLLP is a fee-based, growth-oriented Delaware limited partnership formed by us to own, operate, develop and acquire logistics assets. TLLP completed its initial public offering in April 2011 and is a publicly traded limited partnership that is traded on the New York Stock Exchange under the symbol TLLP. It generates revenue by charging fees for gathering crude oil and for terminalling, transporting and storing crude oil and refined products. Because it is a variable interest entity as defined under accounting principles generally accepted in the United States of America and is consolidated into our financial statements, intercompany transactions with TLLP and its subsidiaries are eliminated in our consolidated financial statements. Since TLLP does not own any of the crude oil or refined products that are handled nor engage in the trading of crude oil or refined products, it has minimal direct exposure to risks associated with commodity price fluctuations.

TLLP intends to continue expanding its business through organic growth, including constructing new assets and increasing the utilization of existing assets, and by acquiring assets from us and third parties. TLLP’s continued expansion of the logistics business will allow us to optimize the value of our assets within the midstream and downstream value chain.

TLLP Assets

As of December 31, 2013, TLLP’s operations included the following:

•	the High Plains System in the Bakken Shale/Williston Basin area of North Dakota and Montana (the “Bakken Region”);

•

trucking operations in the Bakken Region that gather and transport crude oil from well sites or nearby collection points in the Bakken Region and deliver it to TLLP’s High Plains pipeline and third-party destinations;

•	a regulated common carrier products pipeline running from Salt Lake City, Utah to Spokane, Washington and a jet fuel pipeline to the Salt Lake City International Airport;

•	20 crude oil and refined products terminals and storage facilities in the western and midwestern United States;

•	four marine terminals in California;

•	a rail-car unloading facility in Washington;

•	a petroleum coke handling and storage facility in Los Angeles; and

•	other pipelines which transport products and crude oil from our refineries to nearby facilities in Salt Lake City and Los Angeles.

Crude Oil Gathering, Terminalling and Transportation

TLLP generates revenue by charging its customers for:

•	picking up and transporting crude oil, dispatching and scheduling proprietary and third-party trucks and providing bulk storage in its High Plains System based on per-barrel tariffs and service fees;

•	transferring refined products from terminals to trucks, barges and pipelines;

•	delivering crude oil and intermediate feedstocks from third-party vessels to refineries and third-party terminals;

•	transporting refined products;

•	unloading crude oil transported by unit train to our Washington refinery;

•	providing ancillary services, including ethanol blending and additive injection, and for barge loading or unloading fees;

•	storing crude oil and refined products primarily in support of our Utah and Los Angeles refineries; and

•	providing operational services at TLLP’s petroleum coke handling and storage facility at our Los Angeles refinery.

TLLP’s refined products terminals are supplied by owned and third-party pipelines, and, in some cases, by truck or barge. TLLP’s marine terminals load or unload third-party vessels, its rail car unloading facility receives crude oil transported on unit trains that are leased by us, and its petroleum coke handling and storage facility receives petroleum coke from our Los Angeles refinery.

Tesoro has various long-term, fee-based commercial agreements with TLLP and its subsidiaries which establish fees for pipeline transportation, trucking, terminal distribution, storage and coke-handling services. These agreements have initial terms which expire in 2016 through 2023. Each of these agreements, with the exception of a storage and transportation services agreement, contain minimum volume commitments. We believe the terms and conditions under these agreements are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

Retail

We sell gasoline and diesel fuel in the western United States through company-operated retail stations and agreements with third-party branded dealers and distributors (or “Jobber/dealers”). Our retail network provides a committed outlet for the majority of the gasoline produced by our refineries. Many of our company-operated retail stations include convenience stores that sell a wide variety of merchandise items. Our retail segment included a network of 2,264 branded retail stations under the Tesoro®, Shell®, ARCO®, Exxon®, Mobil® and USA GasolineTM brands as of December 31, 2013.

We acquired retail assets in connection with the Los Angeles Acquisition on June 1, 2013, including the ARCO® brand and associated registered trademarks, a master franchisee license for the ampm® convenience store brand and the supply rights to approximately 835 branded dealer-operated and branded wholesale stations in central and southern California, Nevada and Arizona.

We entered into an agreement with Thrifty Oil Co. and certain of its affiliates in 2011, to lease a network of retail stations located primarily in southern California. We transitioned 174 of these stations during 2012. Certain sites that were expected to be transitioned in 2014 were included in the Los Angeles Acquisition discussed above.

In June 2013, we secured the rights from ExxonMobil to use the Exxon® and Mobil® brands at retail stations in northern California, Oregon, western Washington and Nevada, which are marketing areas strategically aligned with our West Coast operations. We also secured the rights to use the Exxon® and Mobil® brands throughout Minnesota, North Dakota and northeastern South Dakota, which are marketing areas anchored by our refinery in Mandan, North Dakota. Through this arrangement, we assumed ownership of branded-wholesale supply contracts for Exxon® or Mobil® branded retail stations in Minnesota.

Tesoro was incorporated in Delaware in 1968. Our principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, and our telephone number is (210) 626-6000. Tesoro maintains a website at http://www.tsocorp.com. Information contained on this website, or that can be accessed through our website, does not constitute part of this prospectus.

Related transaction

Redemption of 2019 Notes

We intend to use the net proceeds from this offering, together with cash on hand, to fund the redemption of all of our outstanding 2019 Notes. As of December 31, 2013, there was $292 million aggregate principal amount of the 2019 Notes outstanding (net of unamortized discount of $8 million). The 2019 Notes may be called for redemption at our option at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, plus a make-whole amount. We currently expect to issue a notice of redemption to holders of the 2019 Notes upon the pricing of this offering, specifying a redemption date for the 2019 Notes that is 30 days after the date of such notice. The redemption of the 2019 Notes is conditioned upon the closing of this offering. Immediately after closing of this offering, we also intend to satisfy and discharge our obligations under the 2019 Notes and the related indenture by depositing with the trustee sufficient funds to pay the principal of, and premium and interest on, the 2019 Notes to the redemption date. We refer to the anticipated redemption of the 2019 Notes as the “Redemption.”

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of the notes.”

Issuer	Tesoro Corporation.

Securities offered	$300,000,000 aggregate principal amount of % Senior Notes due 2024.

Maturity	The notes will mature on , 2024.

Interest payment dates	and of each year, commencing , 2014. Interest will accrue from , 2014.

Optional redemption	At any time prior to , 2017, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the applicable redemption price set forth under “Description of the notes—Optional redemption.”

At any time prior to , 2019, we may redeem the notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption.

On and after , 2019, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of the notes—Optional redemption.”

Ranking	The notes will be our general unsecured senior obligations. Accordingly, they will rank:

•

effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, our term loan credit facility and reimbursement obligations outstanding under our letter of credit facilities, in each case to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us);

•

equal in right of payment with all of our existing and future senior indebtedness, including our Existing Senior Notes, our revolving credit facility, our term loan credit facility and reimbursement obligations under our letter of credit facilities; and

•	senior in right of payment to any future subordinated indebtedness we may incur.

As of December 31, 2013, after giving effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds,” the notes and related guarantees would have ranked (1) structurally junior to approximately $1.7 billion of liabilities of our non-guarantor subsidiaries, including long-term payables to affiliates, and (2) effectively junior to approximately $398 million of borrowings outstanding under our term loan credit facility. As of December 31, 2013, we had no borrowings and $777 million in letters of credit outstanding under our revolving credit facility, resulting in approximately $2.2 billion of additional available capacity under our revolving credit facility. We had $635 million of outstanding letters of credit under our separate letter of credit facilities that are not reflected on our balance sheet because there were no outstanding reimbursement obligations thereunder as of December 31, 2013.

Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by substantially all of our domestic subsidiaries that have outstanding, incur or guarantee other specified indebtedness.

Each subsidiary guarantee will rank:

•

effectively subordinate to all existing and future secured indebtedness of such guarantor subsidiary, including its guarantee of indebtedness under our revolving credit facility, our term loan credit facility and reimbursement obligations under our letter of credit facilities, in each case to the extent of the value of the collateral securing such indebtedness;

•

equal in right of payment to all existing and future senior indebtedness of such guarantor subsidiary, including its guarantee of our Existing Senior Notes, our revolving credit facility, our term loan credit facility and reimbursement obligations under our letter of credit facilities; and

•	senior in right of payment to any future subordinated indebtedness such guarantor subsidiary may incur.

As of December 31, 2013, our guarantor subsidiaries had $48 million of indebtedness outstanding related to capital lease obligations that would have been structurally senior to the notes offered hereby.

Any guarantor of the notes will be released in the event its guarantee is released under any indebtedness that resulted in its obligation to provide a guarantee of the notes and certain other circumstances as described in “Description of the notes—Subsidiary guarantees.”

Our non-guarantor subsidiaries, including TLLP, Tesoro Panama S.A (“TPSA”) and any entities related to TLLP accounted for approximately $4.7 billion, or 12.5%, of our consolidated revenue for the year ended December 31, 2013, and approximately $4.9 billion, or 36.7%, of our total assets and approximately $1.7 billion, or 21.5%, of our total liabilities, including long-term payables to affiliates, in each case as of December 31, 2013.

Additionally, as of December 31, 2013, TLLP had no outstanding letters of credit and $575 million of additional available borrowing capacity under its revolving credit facility. For more information, see “Description of other indebtedness—Credit Facilities”.

Covenants	We will issue the notes under an indenture among us, our guarantor subsidiaries and U.S. Bank National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	create liens; and

•	merge or consolidate with other entities.

These covenants are subject to important exceptions and qualifications. See “Description of the notes—Certain covenants.”

Mandatory offer to repurchase	If a change of control triggering event occurs, we must offer to repurchase the notes at a price equal to 101% of the principal amount thereof plus any accrued and unpaid interest. See “Description of the notes—Change of control triggering event.”

No public market	The notes are a series of securities for which there is currently no established trading market. Certain of the underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of proceeds	We intend to use the proceeds from this offering, together with cash on hand, to fund the Redemption and to pay any fees and expenses related to the offering of the notes. See “Use of proceeds” and “Summary—Related transaction.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk factors	See “Risk factors” for important information regarding us and an investment in the notes.

Summary historical financial data

The following tables set forth certain of our consolidated financial data. The summary financial information presented below as of December 31, 2012 and 2013 and for each of the years ended December 31, 2011, 2012 and 2013, has been derived from the audited financial statements incorporated by reference in this prospectus. The summary balance sheet data as of December 31, 2011 has been derived from our audited financial statements not included or incorporated by reference in this prospectus. You should read the information in conjunction with the “Risk factors” section contained elsewhere and incorporated by reference in this prospectus and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in the filings incorporated by reference in this prospectus.

The unaudited pro forma statement of combined consolidated operations data reflects adjustments to the historical consolidated statement of operations to give effect to the Los Angeles Acquisition in the manner described under “Unaudited Pro Forma Statement of Combined Consolidated Operations,” and the notes thereto incorporated by reference from our Current Report on Form 8-K filed on March 4, 2014, as if it had taken place on January 1, 2013. The unaudited pro forma statement of combined consolidated operations data has been prepared for illustrative purposes only and is not necessarily indicative of our results of operations had the Los Angeles Acquisition actually occurred on the date assumed, nor is such unaudited pro forma statement of combined consolidated operations data necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Disclosure regarding forward-looking statements” herein and “Risk factors” included and incorporated by reference herein.

	Year ended December 31,			Pro Forma Year Ended December 31, 2013
(Dollar amounts in millions)	2011	2012	2013
				(unaudited)

Statement of Operations Data:
REVENUES	$27,182	$29,809	$37,601	$43,510
COSTS AND EXPENSES:
Cost of Sales	$24,022	$26,045	$34,085	$39,379
Operating expenses	1,349	1,405	1,911	2,179
Selling, general and administrative expenses	227	297	337	478
Depreciation and amortization expense	391	418	489	515
Loss on asset disposals and impairments(1)	66	23	24	14

OPERATING INCOME(2)	1,127	1,621	755	945
Interest and financing costs, net	(179)	(167)	(151)	(167)
Interest income	2	2	2	2
Equity in earnings of equity method investments	—	—	11	11
Other income (expense), net(3)	2	(26)	63	63

EARNINGS BEFORE INCOME TAXES	952	1,430	680	854
Income tax expense	359	527	246	315

NET EARNINGS FROM CONTINUING OPERATIONS	593	903	434	539
Earnings (loss) from discontinued operations, net of tax	(30)	(133)	20	20

NET EARNINGS	563	770	454	559
Less: Net earnings from continuing operations attributable to noncontrolling interest	17	27	42	39

NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$546	$743	$412	$520

NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION:
Continuing operations	$576	$876	$392	$500
Discontinued operations	(30)	(133)	20	20

Total	$546	$743	$412	$520

COMPREHENSIVE INCOME
Net earnings	$563	$770	$454
Pension and other benefit liability adjustments, net of tax benefit (expense) of $16, $40 and $(56) million	(25)	(62)	85

Total comprehensive income	538	708	539
Less: Noncontrolling interest in comprehensive income	17	27	42

COMPREHENSIVE INCOME ATTRIBUTABLE TO TESORO CORPORATION	$521	$681	$497

	Year ended December 31,
(Dollar amounts in millions)	2011	2012	2013

Other Data:
Net cash from operating activities	$689	$1,585	$859
Net cash used in investing activities	(291)	(696)	(2,577)
Net cash from (used in) financing activities	(146)	(150)	1,317

Increase (decrease) in cash and cash equivalents	$252	$739	$(401)

Ratio of earnings to fixed charges(4)	5.1x	7.0x	3.8x

Capital expenditures
Refining	$230	$365	$417
TLLP	19	91	79
Retail	38	73	40
Corporate	17	13	22

Total capital expenditures	$304	$542	$558

Balance Sheet Data (end of period):
Cash and cash equivalents	$900	$1,639	$1,238
Working capital(5)	902	1,755	1,918
Net Property, plant and equipment	4,949	5,232	6,875
Total Assets	9,892	10,702	13,389
Debt(6)	1,699	1,588	2,829
Total Tesoro Corporation Stockholders’ Equity(7)	3,668	4,251	4,302
Noncontrolling Interest	310	486	1,183
Total Equity	3,978	4,737	5,485
Total Liabilities and Equity	$9,892	$10,702	$13,389

(1)	Includes impairment charges related to the change in scope of a capital project at our Wilmington refinery of $51 million for the year ended December 31, 2011.

(2)	Includes business interruption recoveries of $32 million and $16 million for the years ended December 31, 2011 and 2013, respectively, and property damage insurance recoveries of $5 million for the year ended December 31, 2011, related to the April 2010 incident at our Washington refinery. Also includes stock-based compensation expense of $51 million, $99 million and $79 million for the years ended December 31, 2011, 2012 and 2013, respectively. The significant impact to stock-based compensation expense during the years ended December 31, 2013 and 2012 compared to prior years is primarily a result of changes in Tesoro’s stock price. Also includes transaction and integration costs related to acquisitions completed during 2013 of $10 million and $62 million for the years ended December 31, 2012 and 2013.

(3)	Includes $54 million in refunds from a settlement of a rate proceeding from the California Public Utilities Commission, and the release of a $16 million legal reserve as a result of a favorable settlement of litigation for the year ended December 31, 2013. Also includes accruals related to certain legal matters partially offset by receipts associated with the settlement of a pipeline rate proceeding for the year ended December 31, 2012.

(4)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from operations plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

(5)	Working capital means current assets minus current liabilities.

(6)	During 2013, TLLP issued $800 million in senior notes, which were primarily used to fund acquisitions. During 2012, we refinanced approximately $925 million of senior notes, redeemed our $299 million 6.250% Senior Notes and paid off $117 million of outstanding borrowings on the TPSA revolving credit facility. TLLP also issued $350 million in senior notes in 2012, which was primarily used to fund an acquisition and to pay down $118 million in outstanding borrowings on its credit facility. During 2011, TLLP borrowed $50 million on the TLLP Revolving Credit Facility, and Tesoro redeemed approximately $178 million of our senior notes and redeemed our $150 million Junior Subordinated Notes. Total debt includes capital lease obligations.

(7)	Tesoro Stockholders’ Equity excludes $310 million, $486 million and $1.2 billion of equity related to noncontrolling interest for the years ended December 31, 2011, 2012 and 2013 respectively.

Summary refining and marketing operating data

	Fiscal years
	2011	2012	2013

Refinery Throughput (Mbpd)
California
Martinez	140	138	155
Los Angeles(a)	101	104	267
Pacific Northwest
Washington	98	107	100
Alaska	55	48	56
Mid-Continent
North Dakota	59	64	68
Utah	55	56	51

Total refining throughput(b)	508	517	697

Yield (Mbpd)
California (Martinez and Los Angeles)
Gasoline and gasoline blendstocks	134	132	218
Jet fuel	20	21	57
Diesel fuel	63	61	97
Heavy fuel oils, residual products, internally produced fuel and other(c)	45	48	83

Total	262	262	455

Pacific Northwest (Washington and Alaska)
Gasoline and gasoline blendstocks	66	69	65
Jet fuel	30	31	30
Diesel fuel	27	25	28
Heavy fuel oils, residual products, internally produced fuel and other(c)	35	35	38

Total	158	160	161

Mid-Continent (North Dakota and Utah)
Gasoline and gasoline blendstocks	66	69	67
Jet fuel	11	12	13
Diesel fuel	32	33	33
Heavy fuel oils, residual products, internally produced fuel and other(c)	10	10	11

Total	119	124	124

Total Yield
Gasoline and gasoline blendstocks	266	270	350
Jet fuel	61	64	100
Diesel fuel	122	119	158
Heavy fuel oils, residual products, internally produced fuel and other(c)	90	93	132

Total Yield	539	546	740

Refining margin
California (Martinez and Los Angeles)(a)
Gross refining margin ($/throughput barrel)(d)(e)	$11.98	$10.91	$8.47
Manufacturing cost before depreciation and amortization(e)	$6.90	$6.30	$5.86
Pacific Northwest (Washington and Alaska)
Gross refining margin ($/throughput barrel)(d)(e)	$12.32	$16.09	$10.33
Manufacturing cost before depreciation and amortization(e)	$3.64	$3.83	$4.17
Mid-Continent (North Dakota and Utah)
Gross refining margin ($/throughput barrel)(d)(e)	$24.70	$30.90	$21.73
Manufacturing cost before depreciation and amortization(e)	$3.55	$3.40	$3.86
Total
Gross refining margin ($/throughput barrel)(d)(e)	$14.98	$17.11	$11.19
Manufacturing cost before depreciation and amortization(e)	$5.16	$4.89	$5.14

Average Number of Branded Retail Stations (during the period)
Company-operated	348	496	571
Branded jobber/dealer	782	791	1,285

Total average retail stations	1,130	1,287	1,856

(a)	We acquired the Carson refinery and related assets on June 1, 2013. The information presented includes the results of operations of these assets from the date of acquisition on June 1, 2013. We are integrating the operations of our Wilmington and Carson refineries and refer to the combined facility as the Los Angeles refinery. The 2013 throughput includes processing at the Carson refinery beginning on June 1, 2013, the date of acquisition.

(b)	See discussion regarding changes in total refining throughput in Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference herein.

(c)	The majority of internally produced fuel is consumed during the refining process.

(d)	As of December 31, 2013, we began reporting the logistics assets and operations of TLLP as a separate operating segment. In previous periods, TLLP’s assets and operations were presented within our refining operating segment. TLLP’s assets and operations include certain assets acquired from Tesoro and third parties. The TLLP financial and operational data presented include the historical results of all assets included in acquisitions from Tesoro prior to the acquisition dates. The historical results of operations of these assets have been retrospectively adjusted to conform to current presentation. These adjustments resulted in lower gross refining margins. The refining segment now includes costs for transportation and terminalling services provided by TLLP that were previously eliminated with consolidated reporting of TLLP revenues within our refining segment results.

(e)	Management uses various measures to evaluate performance and efficiency, and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined products sales margin per barrel.

•

Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput.

•

Management uses Manufacturing Costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate Manufacturing Costs per barrel; different companies may calculate it in different ways. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput.

•

Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined product sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined product sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales, and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Risk factors

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In addition, we identify other factors that could affect our business in our Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein.

Risks relating to the notes

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

After giving effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds,” as of December 31, 2013, we would have had approximately $2.8 billion of total indebtedness. Our indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions; and

•	our ability to capitalize on business opportunities and to react to competitive pressures as compared to our competitors may be compromised due to our substantial level of indebtedness.

Despite our current or future indebtedness level, we may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Tesoro. If new debt is added to our current debt levels, the related risks we face will increase.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

Tesoro Corporation is a holding company and conducts substantially all of its operations through subsidiaries. Our only significant assets are the capital stock of our subsidiaries. As a holding company, we are dependent on distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries may not generate sufficient cash from operations to enable us to make payments on our indebtedness, including the notes. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. Furthermore, claims of creditors of our existing and future subsidiaries that are not guarantors, including trade creditors of, and banks and other lenders to, those subsidiaries, generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including the holders of the notes. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control triggering event, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility, our term loan credit facility and reimbursement obligations under our letter of credit facilities to the extent of the value of the property securing such indebtedness.

The notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our revolving credit facility, our term loan credit facility and any reimbursement obligations under our letter of credit facilities, to the extent of the collateral securing such indebtedness. As of December 31, 2013, we had $398 million in borrowings outstanding under our term loan credit facility and we had no borrowings and $777 million in letters of credit outstanding under our revolving credit facility, resulting in total unused credit availability of approximately $2.2 billion, or 74.1% of the eligible borrowing base. As of December 31, 2013, we also had $635 million in letters of credit outstanding under our separate letter of credit facilities, resulting in total unused credit availability of $927 million, or 59.3% of total capacity, under these credit facilities. In addition, we may incur additional secured debt in the future.

The effect of this is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures our secured indebtedness will be available to pay obligations on the notes offered hereby only after all indebtedness under our revolving credit facility, our term loan credit facility and our letter of credit facilities, as applicable, has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our, or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding.

Not all of our subsidiaries will guarantee the notes and, under certain circumstances, the subsidiary guarantees will be released.

Certain of our subsidiaries will not guarantee the notes. Additionally, under the terms of the indenture governing the notes, under certain circumstances, some or all of the guarantors may cease to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries. As of December 31, 2013, our non-guarantor subsidiaries, including TLLP and TPSA, held approximately $4.9 billion of our consolidated assets, or 36.7%, and had $1.7 billion of our total liabilities, or

21.5%, including long-term payables to affiliates. Additionally, as of December 31, 2013, TLLP had no outstanding letters of credit and $575 million additional available borrowing capacity under its revolving credit facility.

If a subsidiary does not have outstanding indebtedness or guarantee specified indebtedness at any time, the note guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of these notes, our subsidiaries will have no obligation to pay any amounts due on the notes. In the event of the release of any subsidiary guarantor’s guarantee, Tesoro’s right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

Our ability to comply with the financial covenants under our revolving credit facility and our term loan credit facility as they currently exist or as they may be amended, may be affected by many events beyond our control and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with these financial covenants or to comply with the other restrictions contained in our revolving credit facility or our term loan credit facility could result in a default, which could cause that indebtedness (and by reason of cross-default provisions, indebtedness under the indentures governing the notes and our Existing Senior Notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our revolving credit facility and the term loan credit facility could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of the revolving credit facility or the term loan credit facility, we may not be able to pay that indebtedness immediately and continue to operate our business.

The indenture relating to our Existing Senior Notes and our revolving credit facility and our term loan credit facility contain covenants that restrict, among other things, our ability to:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	make certain investments;

•	incur additional indebtedness and issue disqualified stock;

•	sell assets;

•	incur liens on our assets;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

In addition, the indenture relating to the notes will contain covenants that restrict our ability to:

•	incur liens on our assets; and

•	engage in certain mergers or consolidations and transfers of assets.

Our failure to comply with these covenants or to comply with the other restrictions contained in our revolving credit facility, our term loan credit facility or the indentures relating to the notes or the Existing Senior Notes could result in a default, which could cause that indebtedness (and by reason of cross-default provisions, indebtedness under our revolving credit facility, our term loan credit facility or indebtedness under the indentures governing the notes, our Existing Senior Notes and other indebtedness) to become immediately due and payable.

The indenture governing the notes will contain negative covenants that may have a limited effect.

The indenture governing the notes will contain limited covenants that restrict our ability and the ability of our restricted subsidiaries to incur liens on our assets and enter into certain mergers with or into, or sell substantially all of our assets to, another person. These limited covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of notes—Certain covenants.” In light of these exceptions, holders of the Notes may be effectively subordinated to new lenders.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow, or that we will be able to borrow funds under our revolving credit facility, in an amount sufficient to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, to refinance our debt obligations and to fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations, amounts available under our revolving credit facility and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in our revolving credit facility, our term loan credit facility and our existing indenture will restrict our ability to incur additional debt.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees.

Our obligations under the notes initially will be guaranteed on a general unsecured senior basis by the subsidiary guarantors. Various preference or fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid any subsidiary guarantee issued by a guarantor. It also is possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its subsidiary guarantee.

To the extent that a court finds that at the time a guarantor entered into a subsidiary guarantee either (1) the subsidiary guarantee was incurred by a guarantor with the intent to hinder, delay or defraud any present or future creditor or that a guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the guarantor (a) was insolvent or rendered insolvent by reason of the issuance of the subsidiary guarantee, (b) was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the guarantor’s other creditors. Among other things, a legal challenge of a subsidiary guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim as a creditor in respect of that subsidiary guarantor.

We cannot assure you that a court would conclude that the notes and the subsidiary guarantees issued concurrently with the issuance of these notes were incurred for proper purposes and in good faith. We also cannot assure you that a court would conclude that, after giving effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds,” Tesoro and the subsidiary guarantors are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that makes the guarantee effectively worthless. Although subsequently overturned on other grounds, a recent Florida bankruptcy court found this kind of provision insufficient to protect such guarantees.

We may not be able to finance a change of control offer as required by the indenture.

Under the indenture, upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all of the notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the repurchase date. If a change of control triggering event were to occur today, we would not have the financial resources available to repay all of our debt that would become payable upon such change of control triggering event and to repurchase all of the notes. In addition, if we only were required to repay all of the notes if a change of control triggering event were to occur today, we would not have the financial resources to repurchase all of those notes. We cannot assure you that we will have the financial resources available or that we will be permitted by our debt instruments to fulfill these obligations upon the occurrence of a change of control triggering event in the future. See “Description of other indebtedness” and “Description of the notes—Repurchase at the option of holders—Change of control triggering event.”

An active trading market may not develop for the notes, which could make it more difficult for you to sell your notes or result in a lower price at which you would be able to sell your notes.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. In addition, we do not intend to list the notes on any securities exchange or any automated quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

Disclosure regarding forward-looking statements

This prospectus (including information incorporated by reference herein) includes and references “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding refining margins, revenues, cash flows, capital expenditures, turnaround expenses and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins and profitability. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this prospectus, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the constantly changing margin between the price we pay for crude oil and other refinery feedstocks as well as RINs and carbon credits, and the prices at which we are able to sell refined products;

•	the timing and extent of changes in commodity prices and underlying demand for our refined products;

•	changes in the expected value of and benefits derived from the assets acquired in the acquisition of BP’s integrated Southern California refining, marketing and logistics business;

•

changes in global economic conditions and the effects of the global economic downturn on our business, especially in California, and the business of our suppliers, customers, business partners and credit lenders;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	changes in fuel and utility costs for our facilities;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transporting crude oil feedstocks and refined products;

•	actions of customers and competitors;

•

state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	regulatory and other requirements concerning the transportation of crude oil, particularly from the Bakken area;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	earthquakes or other natural disasters affecting operations;

•	changes in our cash flow from operations;

•	changes in capital requirements or in execution of planned capital projects;

•	changes in the carrying costs of our inventory;

•	disruptions due to equipment interruption or failure at our facilities or third-party facilities;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	weather conditions affecting our operations or the areas in which our refined products are marketed;

•	seasonal variations in demand for refined products;

•	risks related to labor relations and workplace safety; and

•	political developments.

Many of these factors, as well as other factors, are described in greater detail in our filings with the Securities and Exchange Commission, or SEC, and in “Risk factors” included and incorporated by reference herein. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements in this prospectus (including information incorporated by reference) speak only as of the date of this prospectus (or in the case of information incorporated by reference, as of the date of such information). Except as required by law, we undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus.

Use of proceeds

We estimate that we will receive proceeds from this offering of approximately $295 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses. We intend to use the proceeds from this offering, together with cash on hand, to fund the Redemption and pay any fees and expenses related to the offering of the notes.

The 2019 Notes, of which $292 million aggregate principal amount remains outstanding (net of unamortized discount of $8 million), bear interest at a rate of 9.75% per annum and mature on June 1, 2019.

Cash and capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013. Our cash and capitalization is presented on:

•	an actual basis; and

•	an as adjusted basis after giving effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds.”

You should read the following information in conjunction with the information contained in “Summary—Related transaction,” and “Description of other indebtedness,” included in this prospectus and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our filings incorporated by reference into this prospectus.

	As of December 31, 2013
(In millions)	Actual	As Adjusted

Cash and cash equivalents(1)	$1,238	$1,214

Total Debt:
Tesoro Corporation Revolving Credit Facility(2)	—	—
TLLP Revolving Credit Facility(3)	—	—
Tesoro Corporation Term Loan Credit Facility	$398	$398
4.250% Senior Notes due 2017	450	450
9.750% Senior Notes due 2019(4)	292	—
TLLP 5.875% Senior Notes due 2020(5)	606	606
TLLP 6.125% Senior Notes due 2021	550	550
5.375% Senior Notes due 2022	475	475
% Senior Notes due 2024 offered hereby(6)	—	300
Capital lease obligations and other	58	58

Total Debt	$2,829	$2,837

Total Stockholders’ Equity	5,485	5,465

Total Capitalization	$8,314	$8,302

(1)	As Adjusted cash and cash equivalents reflects payment of estimated fees and expenses related to this offering as well as an estimate of the “make-whole amount” to be paid in connection with the Redemption.

(2)	At December 31, 2013, our revolving credit facility provided for borrowings (including letters of credit) up to the lesser of the amount of a periodically adjusted borrowing base of approximately $3.3 billion, consisting of Tesoro’s eligible cash and cash equivalents, receivables and petroleum inventories, net of the standard reserve as defined, or the revolving credit facility’s total capacity of $3.0 billion. At December 31, 2013, we had unused credit availability of approximately $2.2 million, or 74.1% of the eligible borrowing base. As of December 31, 2013, we had no borrowings outstanding under this agreement and letters of credit outstanding of $777 million. The revolving credit facility allows us to obtain letters of credit under separate letter of credit agreements. As of December 31, 2013, we had $635 million outstanding under our under separate letter of credit agreements. As of January 31, 2014, we had no borrowings outstanding under our revolving credit facility and letters of credit outstanding of $703 million. As of January 31, 2014, we had $300 million outstanding under our separate letter of credit agreements.

(3)	TLLP’s revolving credit facility provides for total available revolving capacity of $575 million and allows for TLLP to request that the capacity be increased up to an aggregate of $650 million, subject to receiving increased commitments from the lenders. As of December 31, 2013, TLLP had no borrowings and no letters of credit outstanding under its revolving credit facility.

(4)	Net of unamortized discount of $8 million. As adjusted amount gives effect to the Redemption.

(5)	Including unamortized premium of $6 million.

(6)	Represents the principal amount of the notes offered hereby.

Description of other indebtedness

Tesoro Corporation Revolving Credit Facility

We entered into the Sixth Amended and Restated Credit Agreement effective January 4, 2013, which permitted us to increase the capacity of our revolving credit facility to an aggregate of $3.0 billion on May 21, 2013. We borrowed $700 million on May 30, 2013 under the revolving credit facility to fund a portion of the Los Angeles Acquisition. We repaid all of the borrowings outstanding under this facility during the fourth quarter of 2013.

At December 31, 2013, our revolving credit facility provided for borrowings (including letters of credit) up to the lesser of the amount of a periodically adjusted borrowing base of approximately $3.3 billion, consisting of Tesoro’s eligible cash and cash equivalents, receivables and petroleum inventories, net of the standard reserve as defined, or the revolving credit facility’s total capacity of $3.0 billion. The total available capacity can be increased up to an aggregate amount of $4.0 billion, subject to receiving increased commitments from the lenders; however, we must offer to reduce the commitments by at least $500 million on or prior to November 21, 2014 and by an additional $500 million on or prior to May 21, 2015.

The revolving credit facility is guaranteed by substantially all of Tesoro’s active domestic subsidiaries excluding Tesoro Logistics GP, LLC (“TLGP”), TLLP and its subsidiaries, and certain foreign subsidiaries, and is secured by substantially all of Tesoro’s active domestic subsidiaries’ crude oil and refined product inventories, cash and receivables.

Our revolving credit facility limits our ability to make certain restricted payments (as defined in the credit agreement), which include dividends, purchases of our stock or voluntary prepayments of subordinate debt. The aggregate amount of restricted payments cannot exceed an amount defined in the credit agreement.

Letter of Credit Agreements

The revolving credit facility allows us to obtain letters of credit under separate letter of credit agreements for foreign crude oil purchases. Our uncommitted letter of credit agreements had $635 million outstanding as of December 31, 2013. Letters of credit outstanding under these agreements incur fees and are secured by the crude oil inventories for which they are issued. Capacity under these letter of credit agreements is available on an uncommitted basis and can be terminated by either party at any time.

TLLP Revolving Credit Facility

The TLLP revolving credit facility provided for total loan availability of $575 million as of December 31, 2013, and TLLP may request that the loan availability be increased up to an aggregate of $650 million, subject to receiving increased commitments from the lenders. The TLLP revolving credit facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of TLLP’s subsidiaries and secured by substantially all of TLLP’s assets. Borrowings are available under the TLLP revolving credit facility up to the total loan availability of the facility. There were no borrowings outstanding under the TLLP revolving credit facility as of December 31, 2013. The TLLP revolving credit facility is scheduled to mature on December 31, 2017.

Tesoro Corporation Term Loan Credit Facility

We entered into a term loan credit facility in January 2013, which allowed us to borrow up to an aggregate of $500 million. We borrowed $500 million to fund a portion of the Los Angeles

Acquisition on May 30, 2013. The obligations under the term loan credit facility are secured by all equity interests of Tesoro Refining & Marketing Company LLC and Tesoro Alaska Company, the Tesoro and USA Gasoline trademarks and those trademarks containing the name “ARCO” acquired in the Los Angeles Acquisition, and junior liens on certain assets. We repaid $102 million of the borrowings under the term loan credit facility during the year ended December 31, 2013. The term loan credit facility may be repaid at any time but amounts may not be re-borrowed. The borrowings under our term loan credit facility incurred interest at a rate of 2.42% as of December 31, 2013. The term loan credit facility matures three years from the initial borrowing on May 30, 2016.

The term loan credit facility contains affirmative covenants, representations and warranties and events of default substantially similar to those set forth in the revolving credit facility and contains negative covenants substantially similar to those set forth in the indenture for the Existing Senior Notes.

4.250% Senior Notes due 2017

We issued $450 million aggregate principal amount of 4.250% Senior Notes in September 2012, due October 2017. The notes have a five-year maturity and are subject to optional redemption by us at any time prior to September 1, 2017 at a make-whole price plus accrued and unpaid interest. The 2017 Notes may be redeemed at a price equal to 100.00% of the principal amount plus accrued and unpaid interest on or after September 1, 2017. The 2017 Notes contain terms, events of default and covenants that are customary for notes of this nature. These notes are unsecured obligations and guaranteed by substantially all of our domestic subsidiaries, excluding TLGP and TLLP and its subsidiaries.

9.750% Senior Notes due 2019

We issued $300 million aggregate principal amount of 9.750% Senior Notes in June 2009, due June 2019, for general corporate purposes. The 2019 Notes were issued at 96.172% of face value at an effective interest rate of 10.375%. The 2019 Notes are subject to optional redemption by us beginning June 1, 2014 at par plus a premium of 4.875% through May 31, 2015; 3.25% from June 1, 2015 through May 31, 2016; 1.625% from June 1, 2016 through May 31, 2017; and at par thereafter, or at a make-whole price plus accrued and unpaid interest before June 1, 2014. The indenture for the 2019 Notes contains covenants and restrictions that are customary for notes of this nature. The 2019 Notes are unsecured and are guaranteed by substantially all of our domestic subsidiaries, excluding TLGP and TLLP and its subsidiaries.

The net proceeds from this offering, together with cash on hand, are expected to be used to redeem the outstanding 2019 Notes. See “Summary—Related Transaction.”

TLLP’s 5.875% Senior Notes due 2020

Effective December 17, 2013, TLLP completed a private offering of $250 million aggregate principal amount of the 5.875% Senior Notes due 2020 (the “December 2013 TLLP Notes”) pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended. The December 2013 TLLP Notes were issued under the Indenture governing the $350 million of TLLP’s 5.875% Senior Notes due 2020 issued on September 14, 2012 (the “September 2012 TLLP Notes”) and have the same terms as the September 2012 TLLP Notes (together with the December 2013 TLLP Notes the “TLLP 2020

Notes”). The December 2013 TLLP Notes were issued at 102.25% of face value for an effective rate of 5.334%. The proceeds of the December 2013 TLLP Notes were used (i) to repay the amounts outstanding under the TLLP revolving credit facility, which were used to fund a portion of its acquisition of the Los Angeles logistics assets from Tesoro, (ii) to pay for the fees and expenses related to the offering of the December 2013 TLLP Notes and (iii) for general partnership purposes.

The TLLP 2020 Notes have no sinking fund requirements. TLLP may redeem some or all of the TLLP 2020 Notes, prior to October 1, 2016, at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the TLLP 2020 Notes may be redeemed at par plus a premium equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest in all circumstances. TLLP will have the right to redeem up to 35% of the aggregate principal amount of the TLLP 2020 Notes at 105.875% of face value with proceeds from certain equity issuances through October 1, 2015. The TLLP 2020 Notes are unsecured and guaranteed by all of TLLP’s domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP. The TLLP 2020 Notes also contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

TLLP’s 6.125% Senior Notes due 2021

TLLP completed a private offering of $550 million aggregate principal amount of the 6.125% Senior Notes due 2021 (the “TLLP 2021 Notes”) effective August 1, 2013. The proceeds of this offering were used to repay the amounts outstanding under the TLLP revolving credit facility, which were used to fund a significant portion of TLLP’s acquisition of the Los Angeles terminal assets from Tesoro and to pay a portion of the fees and expenses related to the offering of the TLLP 2021 Notes.

The TLLP 2021 Notes have no sinking fund requirements. TLLP may redeem some or all of the TLLP 2021 Notes, prior to October 15, 2016, at a make-whole price plus accrued and unpaid interest, if any. On or after October 15, 2016, the TLLP 2021 Notes may be redeemed at par plus a premium equal to 4.594% through October 15, 2017; 3.063% from October 15, 2017 through October 15, 2018; 1.531% from October 15, 2018 through October 15, 2019; and at par thereafter, plus accrued and unpaid interest in all circumstances. TLLP will have the right to redeem up to 35% of the aggregate principal amount of the TLLP 2021 Notes at 106.125% of face value with proceeds from certain equity issuances through October 15, 2016. The TLLP 2021 Notes are unsecured and guaranteed by all of TLLP’s domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP. The TLLP 2021 Notes also contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

5.375% Senior Notes due 2022

We issued $475 million aggregate principal amount of 5.375% Senior Notes due October 2022 in September 2012. The notes are subject to optional redemption by us at any time prior to October 1, 2017, at a make-whole price plus accrued and unpaid interest. On or after October 1, 2017, the 2022 Notes may be redeemed at par plus a premium of 2.688% through September 30, 2018; 1.792% from October 1, 2018 through September 30, 2019; 0.896% from October 1, 2019 through September 30, 2020; and at par thereafter, plus accrued and unpaid interest in all circumstances. In addition, at any time prior to October 1, 2015, we may redeem up to 35% of the aggregate principal amount of the 2022 Notes at 105.375% of face value with proceeds from certain equity issuances. The 2022 Notes contain terms, events of default and covenants that are customary for notes of this nature. These notes are unsecured obligations and guaranteed by substantially all of our domestic subsidiaries, excluding TLGP and TLLP and its subsidiaries.

Description of the notes

Tesoro will issue the     % Senior Notes due 2024 (the “notes”) under an indenture (which we refer to as the “Indenture”), among Tesoro, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”).

The following discussion summarizes the material provisions of the notes and the Indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture, including the definition of certain terms, and to the TIA. We urge you to read the notes and the Indenture because they, and not this description, define your rights as holders of the notes. You can find the definitions of certain terms used in this description under the caption “—Certain definitions.” In this description, the word “Tesoro” refers only to Tesoro Corporation and does not include any of its Subsidiaries. Certain other defined terms used in this description but not defined below under the caption “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief description of the notes and the guarantees

The notes

The notes will be:

•	general unsecured senior obligations of Tesoro;

•	equal in right of payment to all existing and future senior Indebtedness of Tesoro, including Tesoro’s obligations under the Existing Senior Notes and the Senior Secured Credit Facilities;

•	senior in right of payment to all future subordinated Indebtedness of Tesoro;

•

effectively subordinate to all existing and future secured Indebtedness of Tesoro, including Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such Indebtedness;

•

structurally subordinate to all existing and future Indebtedness and other liabilities of Tesoro’s non-guarantor Subsidiaries (other than Indebtedness and liabilities owed to Tesoro or any Guarantor); and

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis.

As of December 31, 2013, after giving effect to this offering and the application of the net proceeds therefrom as described under “Use of proceeds” and “Capitalization,” Tesoro would have had total Indebtedness of approximately $2.8 billion, of which $446 million would have been secured Indebtedness. As of December 31, 2013, after giving effect to this offering and the application of the net proceeds therefrom as described under “Use of proceeds” and “Capitalization,” the notes would have been structurally subordinated to $1.7 billion of liabilities (including long-term payables to affiliates) of Tesoro’s non-guarantor Subsidiaries. In addition, as of December 31, 2013, Tesoro had $1.4 billion of letters of credit outstanding under its letter of credit facilities that do not constitute Indebtedness, but any obligations that arise thereunder are generally secured by the crude oil inventories supported thereby.

The guarantees

The notes initially will be guaranteed by each of the Guarantors. Each Subsidiary Guarantee will be:

•	a general unsecured senior obligation of such Guarantor;

•	equal in right of payment to all existing and future senior Indebtedness of such Guarantor, including such Guarantor’s guarantee of the Existing Senior Notes and the Senior Secured Credit Facilities;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor;

•

effectively subordinate to all existing and future secured Indebtedness of such Guarantor, including its guarantee of Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinate to all existing and future Indebtedness and other liabilities of Tesoro’s non-guarantor Subsidiaries (other than indebtedness and liabilities owed to such Guarantor).

As of December 31, 2013, the Guarantors had $48 million of Indebtedness outstanding in the form of capital leases.

Not all of Tesoro’s Subsidiaries will guarantee the notes. Furthermore, newly created or acquired Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption “—Certain covenants—Additional subsidiary guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and other liabilities before it will be able to distribute any of its assets to Tesoro. Tesoro’s non-guarantor Subsidiaries had assets representing approximately $4.9 billion, or 36.7%, of the consolidated assets (after giving effect to intercompany eliminations) of Tesoro as of December 31, 2013. Tesoro’s non-guarantor subsidiaries had revenue representing approximately $4.7 billion or 12.5%, of the consolidated revenues (after giving effect to intercompany eliminations) of Tesoro for the year ended December 31, 2013.

Principal, maturity and interest

Tesoro will issue the notes in an initial aggregate principal amount of $300 million. The notes will mature on                     , 2024. The notes will bear interest at the rate set forth on the cover page of this prospectus from                     , 2014, or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on                      and                      of each year, beginning on                     , 2014. Tesoro will pay interest to those persons who are holders of record at the close of business on                  and                      of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Tesoro may issue additional notes under the Indenture from time to time after the date hereof. The notes and any additional notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes issued will be guaranteed by the Guarantors party to the Indenture. Unless the context otherwise requires, references to “notes” for all purposes of the Indenture and this “Description of the notes” include any additional notes that are actually issued.

Principal of and premium and interest, if any, on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Tesoro in The City of New York maintained for such purposes, which initially will be the office of the trustee in The City of New York. In addition, interest may be paid, at Tesoro’s option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary guarantees

Tesoro’s payment obligations with respect to the notes will be jointly and severally guaranteed on a senior basis by the Guarantors. Additional Domestic Subsidiaries of Tesoro will be required to become Guarantors under the circumstances described under “—Certain covenants—Additional subsidiary guarantees.” The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance.” See “Risk factors—Risks relating to the notes—The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees.”

The Indenture will provide that the Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Tesoro or a Guarantor;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Tesoro or a Guarantor;

(3) upon the release or discharge of a Guarantor’s guarantee of the Senior Secured Credit Facilities and the Existing Senior Notes, except as a result of payment under such guarantee;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal defeasance and covenant defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “—Satisfaction and discharge”;

(5) upon the release or discharge of a Guarantor’s guarantee or its obligation of any Indebtedness that resulted in its obligation to provide a Subsidiary Guarantee with respect to the notes; or

(6) upon the liquidation or dissolution of such Guarantor, provided that no Default or Event of Default has occurred and is continuing.

Optional redemption

The notes will not be redeemable at the option of Tesoro except as described below.

At any time and from time to time prior to                     , 2019, Tesoro may, at its option, redeem all or a portion of the notes, upon notice as described under the heading “Selection and notice,” at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, thereon to, but excluding the redemption date subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On or after                     , 2019, the notes will be subject to redemption at any time and from time to time at the option of Tesoro, in whole or in part, upon notice as described under the heading “Selection and notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest, if any, thereon to but excluding the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                      of each of the years indicated below:

Year	Percentage

2019	%
2020	%
2021	%
2022 and thereafter	100.000%

In addition, at any time and from time to time, prior to                     , 2017, Tesoro may, at its option, upon notice as described under the heading “Selection and notice,” on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (which amount includes additional notes), at a redemption price equal to     % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the Indenture on the Issue Date (which amount excludes any additional notes) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 180 days of the date of the closing of such Equity Offering.

Notice of any redemption of the notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control) may, at Tesoro’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Tesoro’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, Tesoro may provide in such notice that payment of the redemption price and performance of Tesoro’s obligations with respect to such redemption may be performed by another Person.

Selection and notice

If less than all of the notes are to be repurchased or redeemed at any time, selection of such notes for repurchase or redemption will be made by the trustee (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, (2) on a pro rata basis to the extent practicable and in accordance with the procedures of DTC or (3) by lot or in such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be repurchased or redeemed in part. Notices of purchase or redemption with respect to the notes shall be delivered electronically or mailed by first class mail, postage prepaid, at least 10 but except as set forth in the fifth paragraph under “—Optional Redemption,” not more than 60 days before the purchase or redemption date to each holder of notes whose notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be repurchased or redeemed in part only, the notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof to be repurchased or redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

The notice relating to a “make-whole” redemption need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, Tesoro will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Repurchase at the option of holders

Change of control triggering event

The Indenture will provide that, upon the occurrence of a Change of Control Triggering Event, all holders of notes issued under the Indenture will have the right to require Tesoro to repurchase all or any part of the notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to, but excluding the date of purchase (the “Change of Control Payment”), subject to the right of holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Tesoro will send to each holder of such notes a notice by first class mail, with a copy to the trustee, or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 20 business days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

With respect to any Change of Control Offer, on the Change of Control Payment Date, Tesoro will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer; and

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof properly tendered pursuant to the Change of Control Offer.

The paying agent will promptly mail to each holder of notes properly tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes (or, if all the notes are then in global form, it will make such payment through the facilities of DTC) and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by the holder; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Tesoro will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable, except as set forth under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge.” Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain any provision that permits the holders of notes issued thereunder to require Tesoro to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Tesoro will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Tesoro will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of the Indenture by virtue of such compliance.

Tesoro’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control Triggering Event may constitute a default under the Senior Secured Credit Facilities. In addition, certain events that may constitute a change of control under the Senior Secured Credit Facilities and cause a default thereunder may not constitute a Change of Control Triggering Event under the Indenture. Future Indebtedness of Tesoro and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by holders of notes of their right to require Tesoro to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on Tesoro. Finally, Tesoro’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Facilities and other Indebtedness may prohibit Tesoro from prepaying or purchasing the notes before their scheduled maturity. Consequently, if Tesoro is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Triggering Event, which could result in a Default under the Indenture. A Default under the Indenture may result in a cross-default under other Indebtedness.

Tesoro has no present intention to engage in a transaction involving a Change of Control, although it is possible that it would decide to do so in the future. The Change of Control Triggering Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving Tesoro by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Tesoro and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, if Tesoro and its Subsidiaries, considered as a whole, dispose of less than all of this property by any of the means described above, the ability of a holder of notes to require Tesoro to repurchase the holder’s notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout, private equity investment or similar transaction that is not a Change of Control Triggering Event. In addition, holders will not be entitled to require us to purchase their notes in circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest.

Tesoro will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture that are applicable to a Change of Control Offer made by Tesoro and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) Tesoro has previously or concurrently mailed a redemption notice with respect to all outstanding notes that is unconditional (except for consummation of the Change of Control and any related financing transactions) as described under “Optional redemption.” A Change of Control Offer may be made with respect to the notes in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

With respect to the notes, if holders of not less than 90% in aggregate principal amount of the outstanding notes tender and do not withdraw such notes in a Change of Control Offer and Tesoro, or any third party making a Change of Control Offer in lieu of Tesoro as described above, purchases all of such notes validly tendered and not withdrawn by such holders, Tesoro or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the date of redemption, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.

Certain covenants

The Indenture will contain covenants including, among others, those summarized below.

Secured indebtedness

If Tesoro or any Restricted Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, Tesoro or such Restricted Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Merger, consolidation or sale of assets

The Indenture will provide that Tesoro will not consolidate or merge with or into (whether or not Tesoro is the surviving corporation), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless Tesoro is the resulting, transferee or surviving Person or the resulting, transferee or surviving Person (if other than Tesoro) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Tesoro under the Indenture and the notes; provided that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes will be added to the Indenture by such supplemental indenture.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than Tesoro) shall succeed to, and be substituted for, and may exercise every right and power of, Tesoro under the Indenture and the notes with the same effect as if such surviving Person had been named as Tesoro in the Indenture, and when a surviving Person duly assumes all of the obligations and covenants of Tesoro pursuant to the Indenture and the notes, the predecessor Person shall be relieved of all such obligations.

This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Tesoro and any of the Guarantors.

Additional subsidiary guarantees

The Indenture will provide that if, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor (whether or not acquired or created by Tesoro or a Subsidiary after the Issue Date) guarantees Indebtedness of Tesoro or becomes an obligor, in each case, under any Senior Secured Credit Facility or under any capital markets securities with respect to which Tesoro or a Guarantor is an obligor or a guarantor, then such Domestic Subsidiary will become a Guarantor with respect to the notes issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the Indenture, to the trustee within 180 days of the date on which it guarantees such Indebtedness. Notwithstanding the preceding, any Subsidiary Guarantee of a Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Subsidiary Guarantees.”

Reports

The Indenture will provide that whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Tesoro will furnish (whether through hard copy or internet-accessible data) to the holders of notes and the trustee, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Tesoro were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Tesoro were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Tesoro’s consolidated financial statements by Tesoro’s independent registered public accounting firm. In addition, Tesoro will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time Tesoro is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Tesoro will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing; provided that, for so long as Tesoro is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be ten business days after the event giving rise to the obligation to file such report. Tesoro agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Tesoro’s filings for any reason, Tesoro will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Tesoro were required to file those reports with the Commission, subject to the above proviso.

In addition, Tesoro and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Tesoro will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

In the event that any direct or indirect parent company of Tesoro becomes a Guarantor of the notes, the obligations under this covenant may be satisfied by such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Tesoro and its subsidiaries on a standalone basis, on the other hand.

Events of default and remedies

The Indenture will provide that any of the following will constitute an Event of Default with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by Tesoro to comply with the provisions described above under the captions “—Certain covenants—Merger, consolidation or sale of assets” and “—Repurchase at the option of holders—Change of control triggering event” and such failure continues for 30 days after written notice is given to Tesoro as provided below, with respect to the notes;

(4) failure by Tesoro to comply with the covenant described under “—Certain covenants—Reports” and such failure continues for 120 days after written notice is given to Tesoro as provided below with respect to the notes;

(5) failure by Tesoro or any of its Restricted Subsidiaries to comply with any other agreement in the Indenture or the notes (other than a failure that is subject to clause (1), (2), (3) or (4) above) and such failure continues for 90 days after written notice is given to Tesoro as provided below with respect the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Tesoro or any Guarantor (or the payment of which is guaranteed by Tesoro or any Guarantor), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $100 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten business days after the running of such grace period or the occurrence of such acceleration;

(7) certain events of bankruptcy or insolvency with respect to Tesoro, or any group of Guarantors that when taken together would constitute a Significant Subsidiary or any Guarantors that is a Significant Subsidiary upon the occurrence of such events; and

(8) except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

A Default under clause (3), (4) or (5) above will not be an Event of Default until the trustee or the holders of not less than 25% in the aggregate principal amount of the then-outstanding notes provides written notice to Tesoro of the Default and Tesoro does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes then outstanding, voting as a single class, may declare all notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Tesoro, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then-outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice from holders of the notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose Tesoro delivers an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then-outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may on behalf of all holders of the notes (1) waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the notes and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Tesoro will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and Tesoro will be required upon becoming aware of any Default or Event of Default under the Indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees, managers, incorporators, members, partners and stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Tesoro or any of its Subsidiaries, as such, shall have any liability for any obligations of Tesoro or any Guarantor under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

Tesoro may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment) from the trust referred to below;

(2) Tesoro’s obligations with respect to holders of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and Tesoro’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Tesoro may, at its option and at any time, elect to have the obligations of Tesoro and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and all Obligations of the Guarantor with respect to their Subsidiary Guarantee discharged, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to Tesoro) described above under “—Events of default and remedies” will no longer constitute an

Event of Default with respect to such notes. If Tesoro exercises either its Legal Defeasance or Covenant Defeasance option with respect the notes, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee of notes and any security for such notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Tesoro must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Tesoro must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Tesoro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Tesoro has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Tesoro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Tesoro or any Subsidiary Guarantor is a party or by which Tesoro or any Subsidiary Guarantor is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) Tesoro must deliver to the trustee an officers’ certificate stating that the deposit was not made by Tesoro with the intent of preferring the holders of the notes over the other creditors of Tesoro with the intent of defeating, hindering, delaying or defrauding creditors of Tesoro or others; and

(7) Tesoro must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Tesoro) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Tesoro has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Tesoro or any Subsidiary Guarantor is a party or by which Tesoro or any Subsidiary Guarantor is bound;

(c) Tesoro or any Subsidiary Guarantor has paid or caused to be paid all sums due and payable by it under the Indenture; and

(d) Tesoro has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Tesoro must deliver an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications) to the trustee stating that all conditions precedent to satisfaction and discharge set forth in clauses (b) and (d) above have been satisfied; provided that the opinion of counsel with respect to clause (b) above may be to the knowledge of such counsel.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Tesoro may require such holder to pay any taxes and fees required by law or permitted by the Indenture. Tesoro is not required to transfer or exchange any notes selected for redemption. Also, Tesoro is not required to transfer or exchange any notes in respect of which a notice of redemption has been given for a period of 15 days before a selection of the notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then-outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default, Event of Default or compliance with any provision of the Indenture or such notes or the related Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding notes (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for such notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to the notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in such note;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption “—Repurchase at the option of holders”); or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, Tesoro and the trustee may without the consent of any holder thereof amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Tesoro’s or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Tesoro’s or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee or to evidence or provide for the acceptance of appointment of a successor trustee, in each case, as provided in the Indenture;

(7) to add any additional Events of Default;

(8) to secure the notes and/or the Subsidiary Guarantees;

(9) to conform the text of the Indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of the notes” to the extent that such provision in this “Description of the notes” was intended to be a recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees;

(10) to provide for the issuance of additional notes and related guarantees; and

(11) to comply with the rules of any applicable securities depository.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the trustee

The Indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Tesoro or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then-outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that if an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Tesoro Corporation at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, Attention: General Counsel.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after                     , 2019, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any notes on any redemption date, the excess, if any, of (A) the present value at such redemption date of (i) the redemption price of such notes on                     , 2019 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on such notes through                     , 2019 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate; over (B) the principal amount of such note.

“Board of Directors” means the Board of Directors of Tesoro or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 90% of the face amount of all accounts receivable owned by Tesoro and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 85% of the book value (before any reduction from current cost to LIFO cost) of all inventory owned by Tesoro and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the cash and Cash Equivalents owned by Tesoro and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of Tesoro or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Tesoro and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of Tesoro as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Tesoro and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise after the Issue Date, may, in Tesoro’s sole discretion, be deemed not to be treated as a Capital Lease Obligations or Indebtedness.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars and the Euro;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and $100 million (or the U.S dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P with maturities of not more than one year from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case with maturities of not more than two years from the date of acquisition;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (10) below;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of not more than two years from the date of acquisition;

(9) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease or other transfer (in one transaction or a series of related transactions) other than by way of merger or consolidation, of all or substantially all of the assets of Tesoro and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) unless immediately following such sale, lease or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by (A) Tesoro or a Subsidiary of Tesoro or (B) a Person controlled by Tesoro or a Subsidiary of Tesoro; or

(2) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Stock of Tesoro by any Person or Group that beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least a majority of the total voting power of Tesoro’s then outstanding Voting Stock;

provided, however, that a transaction in which Tesoro becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Tesoro immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the outstanding Voting Stock of such other Person, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a holding company satisfying the requirements of this clause, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, a majority of the total voting power of the outstanding Voting Stock of such Person.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by Tesoro or any of its Subsidiaries solely for the purpose of changing the legal structure of Tesoro or such Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (2) electricity and other sources of energy or power used in Tesoro’s refining or processing operations; or (3) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to                     , 2019, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                     , 2019.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for the redemption date.

“Consolidated Net Tangible Assets”, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent fiscal quarter for which internal financial statements are available, less (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, in each case, giving pro forma effect to (i) any incurrence, guarantee, repayment, repurchase, redemption, defeasance or discharge of any Indebtedness (other than revolving borrowings under any Credit Facility), or issuance, repurchase or redemption of Disqualified Equity and the use of proceeds therefrom and (2) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions.

“Credit Facilities” means, with respect to Tesoro or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities) or other financing arrangements with respect to any obligations in respect of Indebtedness, including, without limitation, commercial paper facilities, indentures or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Currency Exchange Protection Obligations” mean, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt Issuances” means, with respect to Tesoro or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Equity” means, with respect to any person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity.

“Domestic Subsidiary” means any Subsidiary of Tesoro formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests of Tesoro (other than Disqualified Equity) made for cash after the Issue Date.

“Existing Senior Notes” means Tesoro’s (i) 4.250% senior notes due 2017 ($450 million aggregate principal amount outstanding) and (ii) 5.375% senior notes due 2022 ($475 million aggregate principal amount outstanding).

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Tesoro or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of Tesoro, whose determination shall be conclusive.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1) each of Carson Cogeneration Company, Gold Star Maritime Company, Tesoro Alaska Company, Tesoro Aviation Company, Tesoro Companies, Inc., Tesoro Environmental Resources Company, Tesoro Far East Maritime Company, Tesoro Insurance Holding Company, Tesoro Maritime Company, Tesoro Northstore Company, Tesoro Refining & Marketing Company LLC, Tesoro Renewables Company LLC, Tesoro Sierra Properties, LLC, Tesoro SoCal Cogen Company LLC, Tesoro South Coast Company, LLC, Tesoro Trading Company, Tesoro Wasatch, LLC, Tesoro West Coast Company, LLC, Trans-Foreland Pipeline Company LLC, Treasure Franchise Company LLC and Uinta Express Pipeline Company LLC;

(2) each of Tesoro’s Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain covenants—Additional subsidiary guarantees”; and

(3) each of Tesoro’s Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Exchange Protection Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (a) an accrued expense, (b) a trade payable or (c) an earn-out obligation until, after 30 days of becoming due and payable, such earn-out obligation has not been paid and becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Subsidiary that is not a Subsidiary Guarantor (but excluding, in each case, any accrued dividends).

In the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication, to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Issue Date” means the first date on which the notes are issued, authenticated and delivered under the Indenture.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Tesoro or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Business” means, with respect to Tesoro and its Subsidiaries, the businesses of:

(1) the acquisition, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2) the acquisition, gathering, treating, processing, storage and transportation of production from such interests or properties and related logistics activities;

(3) the acquisition, processing, marketing, refining, distilling, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or refined or associated products related thereto;

(4) the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith;

(5) the marketing and distribution of petroleum and marine products and the provision of logistical services to marine and offshore exploration and production industries;

(6) any business engaged in by Tesoro or Subsidiaries on the Issue Date;

(7) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code; and

(8) any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under the Senior Secured Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (A) the greater of (i) $3.50 billion and (ii) the amount of the Borrowing Base at the time of incurrence and (B) 15% of Consolidated Net Tangible Assets;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Tesoro or the Guarantors;

(3) Liens to secure Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations (including Acquired Debt)), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used or useful in the Permitted Business (including, without limitation, oil and gas properties) of Tesoro or a Restricted Subsidiary of Tesoro or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, provided that any such Liens cover only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date (other than Liens described in clause (1) above);

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) [reserved.];

(7) Liens on the Retail Properties;

(8) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairman’s or other like Liens arising in the ordinary course of business;

(9) pledges or deposits in connection with workers’ compensation, unemployment insurance, statutory obligations and other types of social security;

(10) deposits to secure the performance of bids, trade contracts (other than for borrowed money), reimbursement obligations owed to insurers, leases, surety and appeal bonds, bids, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(11) easements, rights of way, survey exceptions, reservations of, or rights of others for, licenses, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Tesoro or any of its Subsidiaries;

(12) any interest or title of a lessor under any lease entered into by Tesoro or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(13) any Lien securing Indebtedness, neither assumed nor guaranteed by Tesoro or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Tesoro for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (13) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Tesoro or any of its Subsidiaries;

(14) inchoate Liens arising under ERISA;

(15) any obligations or duties affecting any of the property of Tesoro or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(16) defects, irregularities and deficiencies in title of any rights of way or other property of Tesoro or any of its Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by Tesoro or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of Tesoro or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Tesoro or any of its Subsidiaries on deposit with or in possession of such bank;

(18) Liens to secure obligations of Tesoro and its Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case not entered into for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;

(19) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with Tesoro or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Tesoro or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Tesoro or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(20) Liens to secure any extension, renewal, replacement or refinancing of Indebtedness secured by a Lien permitted by any of the foregoing clauses (4), (13), (18) and (19); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being extended, renewed, replaced or refinanced and (y) an amount necessary to pay accrued interest on such Indebtedness and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Tesoro or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(22) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Tesoro or any Restricted Subsidiary;

(23) any Liens securing industrial development, pollution control or similar bonds;

(24) Liens incurred by Tesoro or any Subsidiary of Tesoro with respect to obligations that at any one time outstanding do not exceed the greater of (a) $175 million or (b) 2.5% of Consolidated Net Tangible Assets;

(25) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business; and

(26) Liens relating to future escrow arrangements securing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any refinery and any related core refining asset having a Fair Market Value in excess of the greater of (a) $250 million and (b) 2.5% of Consolidated Net Tangible Assets (unless the Board of Directors determines that any such property is not material to Tesoro and its subsidiaries taken as a whole), owned by Tesoro or any of its Restricted Subsidiaries.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with Tesoro.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Tesoro (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of a decrease in the rating of the notes by one or more gradations by each of Moody’s and S&P (including gradations within the rating categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Tesoro to effect a Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless each of Moody’s and S&P making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the trustee in writing at Tesoro’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by Tesoro that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

“Restricted Subsidiary” means any Subsidiary that owns Principal Property; provided that, for the avoidance of doubt, Tesoro Logistics LP and Tesoro Logistics GP, LLC and each of their respective subsidiaries shall not be Restricted Subsidiaries.

“Retail Properties” means all assets directly related to the retail sale of gasoline and diesel fuel in retail markets in the United States, including, without limitation, all related gas stations, convenience stores, merchandise items, tow trucks, auto maintenance facilities, oil change facilities, and car washes; provided that such assets will not include any assets relating to the sale of petroleum products in bulk and wholesale markets.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Revolving Credit Facility” means that certain Sixth Amended and Restated Credit Agreement, dated as of January 4, 2013, as amended, supplemented or amended and restated from time to time, among Tesoro, JPMorgan Chase Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Secured Credit Facilities” means the Senior Revolving Credit Facility and the Senior Term Loan Credit Facility and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement or other documentation relating thereto.

“Senior Term Loan Credit Facility” means that certain Credit Agreement, dated as of January 28, 2013, as amended, supplemented or amended and restated from time to time, among Tesoro, JPMorgan Chase Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of the notes by each of the Guarantors pursuant to the Indenture and any additional guarantee of the notes to be executed by any Domestic Subsidiary of Tesoro pursuant to the covenant described above under the caption “—Certain covenants—Additional subsidiary guarantees”.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment)

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Book-entry, delivery and form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, Clearstream Banking, S.A., Luxembourg, or Clearstream, Luxembourg, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers within and among book-entry systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or

Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Material United States federal income tax consequences

The following is a summary of the material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes of that series is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes (as discussed below), the term “non-U.S. holder” means a beneficial owner of the notes that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity (or an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a U.S. holder that holds its notes through a non-U.S. broker or other non-U.S. intermediary;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not sought and do not expect to seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any United States federal tax consequences other than income taxes, and in the case of non-U.S. holders, estate taxes (such as gift taxes or the recently enacted Medicare tax on certain investment income) and does not address state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and/or the laws of any other taxing jurisdiction.

Tax consequences to U.S. holders

The following is a summary of the material United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated interest.    Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on such holder’s regular method of accounting for United States federal income tax purposes.

Sale, exchange, retirement, redemption or other taxable disposition of notes.    Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as interest income to the extent not previously so taxed) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax consequences to non-U.S. holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States federal withholding tax.    The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (2) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States federal income tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States federal income tax.    If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States federal withholding tax” are satisfied.

Any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will be subject to United States federal income tax in generally the same manner as effectively connected interest is taxed (as discussed above); or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain United States source capital losses.

United States federal estate tax.    If you are an individual who is neither a citizen nor a resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of your death, your estate will not be subject to United States federal estate tax on notes beneficially owned (or deemed to be beneficially owned) by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States federal withholding tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information reporting and backup withholding

U.S. holders.    In general, information reporting requirements will apply to payments of stated interest on the notes and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to any payments of amounts described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders.    Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that are made to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Tax consequences to non-U.S. holders—United States federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent under penalties of perjury that you are a non-U.S. holder (and the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Governmental plans (as defined under Section 3(32) of ERISA), certain church plans (as defined under Section 3(33) of ERISA) and non-U.S. plans (as defined under Section 4(b)(4) of ERISA) are not subject to the prohibited transaction provisions of ERISA and the Code. Such plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental plan, church plan or non-U.S. plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under any applicable Similar Law.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the underwriters, the subsidiary guarantors or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that, depending on the identity of the Plan fiduciary making the decision to acquire or hold the notes, may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to any particular transaction involving the notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal amount of notes

RBS Securities Inc.	$
J.P. Morgan Securities LLC	$
Deutsche Bank Securities Inc.	$
Mitsubishi UFJ Securities (USA), Inc.	$
Mizuho Securities USA Inc.	$
Natixis Securities Americas LLC	$

Total		$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 30 days after the date of this prospectus supplement without the prior consent of RBS Securities Inc.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (which we refer to as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (which we refer to as the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (a) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (b) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (who we refer to as “qualified investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (which we refer to as the “Order”) or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the underwriters or their affiliates that have a lending relationship with us and/or our affiliates have hedged, and are likely to hedge in the future, their credit exposure to us and/or our affiliates consistent with their risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We estimate that our total expenses of this offering will be approximately $1.1 million.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, currently serves as administrative agent under our revolving credit facility and term loan facility and a portion of our cash balances are invested with J.P. Morgan Securities LLC. Affiliates of certain of the underwriters are lenders under our syndicated and bilateral credit facilities. In addition, the underwriters or their affiliates may from time to time hold long or short positions in the 2019 Notes (constituting individually and in the aggregate less than 5% of such series) for their own accounts or for the accounts of customers and may receive a portion of the proceeds from this offering.

We expect delivery of the notes will be made against payment therefor on or about                 , 2014, which is the          business day following the date of the pricing of the notes (such settlement being referred to as “T+     ”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next          succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Legal matters

The validity of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and the validity of the applicable guarantee will be passed upon for Tesoro Northstore Company by Groh Eggers, LLC, Anchorage, Alaska. Certain legal matters with respect to the notes will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of Tesoro Corporation appearing in Tesoro Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Tesoro Corporation’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Cooper as of December 31, 2012 and for the year then ended, incorporated by reference in Tesoro Corporation’s Current Report on Form 8-K/A filed August 2, 2013, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein and is incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “TSO.” Our reports, proxy statements and other information filed with the SEC also can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York. Our internet address is http://www.tsocorp.com. The information on our website is not incorporated into this prospectus.

Incorporation by reference

This prospectus “incorporates by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but excluding any portions thereof that are furnished and not filed) to and including the date of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Current Reports on Form 8-K filed on January 10, 2014, February 7, 2014 and March 4, 2014;

•	Exhibits 99.1 and 99.2 of our Current Report on Form 8-K/A filed on August 2, 2013; and

•	the portions of our Definitive Proxy Statement on Schedule 14A that were deemed “filed” with the Commission under the Exchange Act on March 21, 2013.

We will deliver, without charge to the requester, to anyone receiving this prospectus including any beneficial owner, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus, but the exhibits to those documents will not be delivered unless they have been specifically incorporated by reference. Requests for these documents should be made to:

Charles S. Parrish, Secretary

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

PART II

Information not required in prospectus

Item 14. Other expenses of issuance and distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this Registration Statement. All such expenses are estimates, other than the registration fee payable to the Securities and Exchange Commission, and will be borne by the Registrant.

Securities and Exchange Commission filing fee	$	*
Printing fees and expenses		50,000
Legal fees and expenses		500,000
Accounting fees and expenses		115,000
Trustee fees		25,000
Rating agency fees		343,500
Miscellaneous		20,000

Total		$1,053,500

*	Deferred in accordance with Rule 456(b) and 457(c) of the Securities Act of 1933, as amended.

Item 15. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article 7, Section 7.1 of the Company’s Amended and Restated By-laws requires indemnification to the fullest extent permitted by the laws of the State of Delaware of any person who was or is made, or threatened to be made, a party to, or is otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person for whom he is the legal representative, (i) is or was a director or officer of the Company or a subsidiary of the Company or (ii) serves or served any other enterprise at the request of the Company.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Nine of the Company’s Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and certain of its officers.

Item 16. Exhibits and financial statement schedules

The following documents are filed as exhibits to this Registration Statement.

Exhibit no.	Description

*1.1	Form of Underwriting Agreement.

3.1	Restated Certificate of Incorporation of Tesoro Corporation, dated August 10, 2012 (incorporated by reference herein to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 filed on September 13, 2012).

3.2	Amended and Restated Bylaws of Tesoro Corporation effective November 6, 2013 (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on November 7, 2013, File No. 1-3473).

4.1	Form of Indenture (including form of note), among Tesoro Corporation, certain subsidiary guarantors and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2024.

5.1	Opinion of Simpson Thacher & Bartlett LLP.

5.2	Opinion of Groh Eggers, LLC.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.4	Consent of Groh Eggers, LLC (included in Exhibit 5.2).

24.1	Powers of Attorney of certain officers and directors of Tesoro Corporation and other Registrants (included on the signature pages hereof).

25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee.

*	To be filed as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, bylaw, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (“Act”) in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO CORPORATION

By:	/s/ GREGORY J. GOFF
Gregory J. Goff
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ GREGORY J. GOFF Gregory J. Goff	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

/s/ STEVEN H. GRAPSTEIN Steven H. Grapstein	Chairman of the Board of Directors

/s/ RODNEY F. CHASE Rodney F. Chase	Director

/s/ ROBERT W. GOLDMAN Robert W. Goldman	Director

/s/ DAVID LILLEY David Lilley	Director

Signature	Title

/s/ MARY PAT MCCARTHY	Director
Mary Pat McCarthy

/s/ J.W. NOKES J.W. Nokes	Director

/s/ SUSAN TOMASKY Susan Tomasky	Director

/s/ MICHAEL E. WILEY Michael E. Wiley	Director

/s/ PATRICK Y. YANG Patrick Y. Yang	Director

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

GOLD STAR MARITIME COMPANY
TESORO FAR EAST MARITIME COMPANY TESORO MARITIME COMPANY

By:	/s/ MARK D. WILSON
Mark D. Wilson President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ MARK D. WILSON Mark D. Wilson	Chairman of the Board of Directors and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ DAVID K. KIRSHNER David K. Kirshner	Director and Senior Vice President, Commercial

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

CARSON COGENERATION COMPANY TESORO ALASKA COMPANY TESORO AVIATION COMPANY TESORO COMPANIES, INC. TESORO ENVIRONMENTAL RESOURCES COMPANY TESORO INSURANCE HOLDING COMPANY TESORO TRADING COMPANY

By:	/S/ GREGORY J. GOFF
Gregory J. Goff
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ GREGORY J. GOFF Gregory J. Goff	Chairman of the Board of Directors and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES S. PARRISH Charles S. Parrish	Director, Executive Vice President, General Counsel and Secretary

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO NORTHSTORE COMPANY

By:	/S/ CLAUDE P. MOREAU
Claude P. Moreau President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ CLAUDE P. MOREAU Claude P. Moreau	Director and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES S. PARRISH Charles S. Parrish	Chairman of the Board of Directors, Executive Vice President, General Counsel and Secretary

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO REFINING & MARKETING COMPANY LLC

By:	/S/ GREGORY J. GOFF
Gregory J. Goff President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ GREGORY J. GOFF Gregory J. Goff	Chairman of the Board of Managers and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Manager, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES S. PARRISH Charles S. Parrish	Manager, Executive Vice President and Secretary

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO SIERRA PROPERTIES, LLC
TESORO SOUTH COAST COMPANY, LLC
TESORO WEST COAST COMPANY, LLC

By:	/s/ CLAUDE P. MOREAU
Claude P. Moreau President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ CLAUDE P. MOREAU Claude P. Moreau	Chairman of the Board of Managers and President (Principal Executive Officer)

/S/ G. SCOTT SPENDLOVE G. Scott Spendlove	Manager, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ CHARLES S. PARRISH Charles S. Parrish	Manager

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO WASATCH, LLC

By:	/s/ CLAUDE P. MOREAU
Claude P. Moreau President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ CLAUDE P. MOREAU Claude P. Moreau	Chairman of the Board of Directors and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES S. PARRISH Charles S. Parrish	Director

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TESORO RENEWABLES COMPANY LLC
TESORO SOCAL COGEN COMPANY LLC TRANS-FORELAND PIPELINE COMPANY LLC UINTA EXPRESS PIPELINE COMPANY LLC

By:	/S/ GREGORY J. GOFF
Gregory J. Goff President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ GREGORY J. GOFF Gregory J. Goff	Chairman of the Board of Managers and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Manager, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES S. PARRISH Charles S. Parrish	Manager, Executive Vice President and Secretary

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 4th day of March, 2014.

TREASURE FRANCHISE COMPANY LLC

By:	/s/ ROBERT R. MOTLEY
Robert R. Motley
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Goff and Charles S. Parrish, or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of March, 2014.

Signature	Title

/s/ ROBERT R. MOTLEY Robert R. Motley	Manager and President (Principal Executive Officer)

/s/ G. SCOTT SPENDLOVE G. Scott Spendlove	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MARILYN WADE Marilyn Wade	Manager and Secretary

/s/ ALAN R. WILKERSON Alan R. Wilkerson	Manager

/s/ ARLEN O. GLENEWINKEL, JR. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)